Ultra Series Fund – International Stock Fund Proxy Solicitation Notice
November 25, 2013

From Madison Asset Management, LLC

Owners of variable annuity contracts and variable life insurance policies (the “Variable Contracts” issued by CMFG Life Insurance Company (“CMFG”) who are beneficial owners of shares of the Ultra Series International Stock Fund (the “Fund) as of November 5, will be mailed a Proxy Statement from the Fund on November 29, 2013.

In connection with a special meeting of shareholders of the Fund to be held on December 27, 2013, variable contract owners are being ask to vote on a new subadvisory agreement between Madison Asset Management, LLC (“Madison”), the investment adviser of the Fund, and NorthRoad Capital Management LLC, the proposed new subadviser of the Fund. Currently, Lazard Asset Management LLC (“Lazard”) serves as the subadviser of the Fund. The Board of Trustees has approved the termination of Lazard and the appointment of NorthRoad, and recommends approving the New Subadvisory Agreement.

There is no change in the Fund’s investment objective or investment strategies being proposed as part of this change; however, contingent upon shareholder approval of the New Subadvisory Agreement, Madison has agreed to contractually lower its annual management fee from 1.20% to 1.15% of the Fund’s average daily net assets, which results in a 0.05% savings to shareholders.

CMFG and/or its affiliates, separate accounts and pension plans are the only shareholders of the Fund. CMFG will vote the shares of the Fund attributable to its separate accounts in accordance with the instructions received from owners of the Variable Contracts. Variable contract owners with amounts allocated to CMFG separate account subaccounts investing in the Fund as of November 5, 2013 have the right to provide voting instructions. Voting can be completed by mail, through the internet and by telephone up until the day of the meeting.

To review the Proxy Statement for the special meeting of shareholders to be held on December 27, 2013, please visit our website at www.ultraseriesfund.com/proxy.

We hope that the information we have provided will assist you should you get questions from your clients.

For financial adviser use only, not for public distribution. The Ultra Series Fund is distributed by MFD Distributor, LLC.                             November 25, 2013.

Madison Asset Management, LLC
550 Science Drive
Madison, Wisconsin 53711
Phone: 800.670.3600 or 608.663.3600
Fax: 608.310.5842

FOR INTERNAL USE ONLY. NOT TO BE VIEWED BY OR DISTRIBUTED TO THE GENERAL PUBLIC.